Exhibit 99.1

BERRY PLASTICS CORPORATION TO ACQUIRE REXAM’S SPECIALTY AND BEVERAGE CLOSURES BUSINESS

For Immediate Release:

EVANSVILLE, INDIANA, June 20, 2011 – Berry Plastics Corporation, an Apollo Management, L.P. and Graham Partners portfolio company, announced today that it has entered into a definitive agreement to acquire the Rexam specialty and beverage closures business (“Rexam SBC”).  Berry will pay approximately $360 million for Rexam SBC and the transaction is expected to close in the third quarter of 2011, subject to customary closing conditions.

Rexam SBC is a leading manufacturer of injection and compression molded plastic specialty and beverage closures, jars, and other plastic packaging products for the food, beverage, industrial and household chemical, automotive and beauty end markets.  Rexam SBC has eight manufacturing facilities globally, including seven in the U.S. and one in Brazil.  In addition, Rexam SBC has manufacturing operations in Malaysia and Mexico through joint venture agreements, and a research and development technical center located in Perrysburg, Ohio.  Rexam SBC had 2010 annual net sales of approximately $500 million and has 1,500 employees.

Dr. Jonathan Rich, Chairman and CEO of Berry Plastics Corporation stated, “The acquisition of Rexam SBC demonstrates Berry’s continued commitment to growing our business through the addition of packaging companies with excellent customers and great products.  We are excited about the opportunities the Rexam SBC business will bring to Berry’s customers, employees and investors.”

Curt Begle, President of Berry’s Rigid Closed Top Division, stated, “This acquisition will complement Berry’s broad product offering of value added packaging and establishes Berry in markets where we do not have a significant presence today.  We are enthusiastic about acquiring the highly skilled and dedicated workforce of Rexam SBC, along with its strategic footprint of manufacturing operations throughout the world.”

For additional information, please contact:

Robert C. Weilminster

Executive Vice President, Corporate Development

Diane Tungate

Executive Assistant

Berry Plastics Corporation

101 Oakley Street

Evansville, IN 47710

Telephone: (812) 306-2370

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products.  For the fiscal year ended October 2, 2010 Berry Plastics reported net sales of $4.3 billion and had over 16,000 employees.  Berry is headquartered in Evansville, Indiana and has 75 manufacturing facilities around the world.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.